 Exhibit 99.1

NEWS RELEASE

Paragon Commercial Corporation Announces Pricing of Its Initial Public Offering
RALEIGH, NC, June 15, 2016 – Paragon Commercial Corporation (“Paragon”), parent company of Paragon Bank, announced the pricing of its initial public offering of 736,000 shares of its common stock at a price to the public of $34.00 per share.

The common stock has been approved for listing on the Nasdaq Capital Market and is expected to begin trading on June 16, 2016, under the symbol “PBNC.” The offering is expected to close on or about June 21, 2016.

The underwriters have an option to purchase up to an additional 110,400 shares of common stock at the initial public offering price, less the underwriting discount, within 30 days from the date of the offering.

Raymond James & Associates is acting as the book-running manager for the offering and Sandler O’Neill & Partners, L.P. is acting as co-manager.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and was declared effective by the SEC on June 15, 2016. The registration statement Paragon has filed with the SEC can be obtained by visiting EDGAR on the SEC website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of these securities was made only by means of a prospectus, copies of which may be obtained from: Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, FL 33716, 800.248.8863, prospectus@raymondjames.com; or from Sandler O'Neill + Partners, L.P., by phone at 866.805.4128 or email at syndicate@sandleroneill.com.

CONTACT:
Steve Crouse – Paragon Commercial Corporation, Chief Financial Officer, 919.534.7404 or SCrouse@ParagonBank.com.

ABOUT PARAGON COMMERCIAL CORPORATION
Paragon Commercial Corporation is the parent company of Paragon Bank, which provides a private banking experience to businesses, professionals, executives, entrepreneurs and other individuals. Founded in Raleigh, North Carolina in 1999, Paragon Bank currently has assets of $1.3 billion. Banking services are provided through highly responsive professionals, an extensive courier service, online and mobile technologies, free worldwide ATM access, and a select number of strategically placed offices in Raleigh, Cary and Charlotte, NC.

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